Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES NOVEMBER 2005 SALES RESULTS

Comparable Store Sales Increase 12.9%

Ann Taylor Division Comparable Store Sales Increase 18.6%

LOFT Division Comparable Store Sales Increase 10.2%

New York, New York, December 1, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended November 26, 2005 increased 24.8 percent to $182,489,000 over total net sales of $146,186,000 for the four-week period ended November 27, 2004. By division, net sales were $76,246,000 for Ann Taylor compared to $62,992,000 last year, and $86,134,000 for Ann Taylor LOFT compared to $65,954,000 last year.

Comparable store sales for the period increased 12.9 percent compared to a comparable store sales decrease of 8.3 percent for the same four-week period last year. By division, comparable store sales for fiscal November 2005 were up 18.6 percent for Ann Taylor compared to a 16.3 percent decrease last year, and up 10.2 percent for Ann Taylor LOFT compared to a 0.8 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We were pleased with the overall performance of our business in November, with both Ann Taylor and Ann Taylor LOFT delivering strong results in all regions. Our special occasion product offerings have been very well-received, contributing to the double-digit comparable store sales increases experienced at both divisions. The neutral color focus of champagne, ivory and black in both divisions was also exceptionally strong. While we continue to carefully monitor the retail environment which remains highly competitive and promotional, based on our November results, we remain comfortable with our previous guidance of earnings per diluted share of $1.17 for fiscal 2005.”

Total inventory levels at the end of November were down approximately 21 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 20 percent for Ann Taylor and down approximately 15 percent for Ann Taylor LOFT. The Company continues to anticipate that consolidated inventory levels per square foot will be down in the double-digit range by year-end.

ANNTAYLOR

During the month, the Company opened eight Ann Taylor LOFT stores, and one Ann Taylor Factory store. The total store count at month end was 829, comprised of 364 Ann Taylor stores, 415 Ann Taylor LOFT stores, and 50 Ann Taylor Factory stores. Total square footage at the end of fiscal November 2005 increased 14.3 percent over the same period last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 829 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 26, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including the failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547